Exhibit 10.45

Certain identified information marked with “[***]” has been omitted from this document because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

FINANCIAL UNDERTAKING

AGREEMENT

INVESTMENTS FOR VEHICLE ASSEMBLY

Dated 23 March 2021

Volvo Car Corporation

and

Polestar Performance AB

Production of Polestar 3 vehicles in Volvo Cars plant in Ridgeville, South Carolina, USA.

Agreement No.: PS21-016

This Financial Undertaking Agreement - Investments for Vehicle Assembly (this “Agreement”) is dated 23 March 2021 and made between:

(1)	Volvo Car Corporation, 556074-3089, a limited liability company incorporated under the laws of Sweden (“Volvo Cars”); and

(2)	Polestar Performance AB Reg. No. 556653-3096, a limited liability company incorporated under the laws of the Sweden (“Polestar”).

Each of Volvo Cars and Polestar is hereinafter referred to as a “Party” and jointly as the “Parties”.

1.	BACKGROUND

1.1

Polestar and Volvo Cars have investigated the opportunity to use existing manufacturing capacity in Volvo Cars South Carolina plant in Ridgeville (“VCCH”) for the production of Polestar 3, 100% BEV, including battery pack assembly process on the SPA2 platform, for the North American market. Volvo Cars has identified a possibility to utilize existing manufacturing capacity in VCCH to meet the volumes anticipated by Polestar.

1.2	In order to prepare for a planned start of production of [***] (“Job1”), activities that require funding, for example, purchasing of manufacturing equipment, need to start no later than [***].

1.3

The purpose of this Agreement is to (i) to serve as a binding commitment for Polestar to the scope set out in this Agreement and (ii) confirm both Parties’ intention to enter into a more detailed agreement for production of Polestar 3 in VCCH not later than one year before start of production (“Definitive Agreement”).

2.	FINANCIAL UNDERTAKING BY POLESTAR RELATING TO TOOLING IN VCCH

2.1	Financial undertaking by Polestar

2.1.1	Subject to the terms of this Agreement, both Parties commit to certain investments necessary to manufacture and assemble Polestar 3 in VCCH prior to the Parties entering into the Definitive Agreement.

2.1.2

The general principle to be applied for all pricing, cost reimbursement and similar matters between the Parties is arms length’s terms and conditions. Thus, the general principle for the vehicle assembly price will be according to arms length’s terms and conditions, meaning that the vehicle price will be based on actual cost plus a mark-up. The principles for the vehicle assembly price as well as the process of defining how common cost should be shared and allocating capacity in the plant will be described in the in the Definitive Agreement.

2.1.3

The Parties acknowledge that the Parties may, for structural purposes, decide to, wholly or partly, assign its rights and/or obligations under this Agreement to one of its Affiliates (either existing or to be established). Such assignment may be made in accordance with Section 6.3 below and only upon such assignment will the rights and obligations of the assigning Party under this Agreement be transferred to, and assumed by, the relevant Affiliate, provided that even following such assignment, the assiging Party will be jointly and severally liable for such Affiliate’s obligations under this Agreement. For the purposes of this Agreement “Affiliate” means a legal entity that, directly or indirectly, controls, is controlled by, or is under common control with a Party; and control means ownership or control of at least 50% of the voting stock, partnership interest or other ownership interest of such legal entity.

Agreement No.: PS21-016

3.	AGREED INVESTMENTS AND PAYMENT TERMS

3.1	Definition of Investment Types

3.1.1	“Type Bound And Unique Equipment” is defined as follows:

3.1.1.1

Tools or equipment or production lines that are related to the Polestar 3 usage only. Type Bound and Unique Equipment can not be, or is not expected to be, re-used without modifications for another product. Some typical examples of Type Bound and Unique Equipment are a Polestar 3 designed gripper, a shaped fixture, a gauging tool or any duplicated or unique manufacturing process aimed to only produce Polestar branded vehicles.

3.1.1.2

Type Bound and Unique Equipment also includes modification of already exisiting equipment at the manufacturing site that will be modified for manufacturing of only Polestar 3 after the modification. That includes also re-arrangement of existing facilities for the sole purpose to produce the Polestar 3.

3.1.2

“Launch Cost” means extraordinary costs for the plant that occurs when introducing a new product in the plant. The definition of Launch Cost is according to Volvo VPDS and Volvo manufacturing principles. Examples of Launch Cost elements are, education of plant personel, quality and containment actions, slow build and inefficiencies during pre-builds, pre-build material, sequence set-up for pre-build material, indirect material and scrap, transport cost of pre-build material. It is acknowledged that the Launch Cost amount will be defined and agreed in a separate agreement.

3.2	Agreed Investments

3.2.1	The Parties commit to the following amounts relating to the investments within the scope set out herein (subject to the below in this Section 3.2.1);

(a)

Type Bound And Unique Equipment: [***], to be funded and ordered by Volvo Cars. The Type Bound and Unique Equipment funded by Volvo Cars will be depreciated on the Polestar 3 vehicles and included as part of the vehicle manufacturing price of the Polestar 3 vehicles. The Type Bound and Unique Equipment ordered by Volvo Cars will be the property of Volvo Cars. Polestar will be informed regarding investment request amounts before negotiations with equipment suppliers. The depreciation time will be the life-time of the Polestar 3 production in VCCH. The general principle of the vehicle manufacturing price is according to Section 2.2.

If the above stated Type Bound and Unique Equipment investment is not fully recovered by Volvo Cars from Polestar prior to the end date of the production of Polestar 3 in VCCH, Polestar will reimburse Volvo Cars the actual costs not recovered, as a lump sum payment in accordance with the payment terms set forth in Section 3.3. The same reimbursement obligation of Polestar will apply if the Definitive Agreement is not entered into between the Parties. If Polestar at the due date of any above-mentioned lump sum payment has any undisputed claim(s) towards Volvo Cars under the Definitive Agreement, Polestar would have a right to set-off such claim(s) against the due and non-recovered investment costs.

Agreement No.: PS21-016

(b)

It is acknowledged that the investment amount in this Section 3.2.1 is an estimate. The Parties further acknowledge that the investment amount in this Section 3.2.1 is subject for approval by the respective Party’s company boards. Any change in the respective Party’s committed investment is subject to prior written agreement between the Parties. In the event that either Party becomes aware that these amounts might be exceeded, the Parties agree to discuss in good faith and seek internal approval before any investments that could lead to an overrun of these amounts are made.

(c)	It is further acknowledged that potential subsidies received for VCCH and that are connected to the production of Polestar 3 in VCCH shall benefit Polestar in proportion to their volume contribution.

(d)	Currency is for guidance only and actual cost could be in other currencies.

3.2.2

Volvo Cars will provide evidence of all the investment costs and other related Launch Cost for Polestar and have a transparent cost follow up system. Further, Polestar shall have the right at any time during the term of this Agreement and until Job1 and two years therafter, or if this Agreement is terminated according to Section 4 before Job1, for two (2) years after such termination, to audit and make copies of all pertinent documents and materials in the possession of Volvo Cars relating to the investment costs to be paid by Polestar under this Agreement. Such audit shall be made during regular business hours and in such manner as will not unreasonably disturb the ordinary business of Volvo Cars. During the term of this Agreement and for a period of one (1) year after the expiry or termination thereof, Volvo Cars agrees to keep records of such investment costs. For the avoidance of doubt, all information obtained during such audit shall be deemed Confidential Information (as defined below) of Volvo Cars.

3.2.3

For the avoidance of doubt, the agreed investments set out in this Section 3.2 are based on preparation of Polestar capacity utilization as set forth in Appendix 1, and any effects of non-utilization of such capacity by Polestar will be covered in the Definitive Agreement. The Parties agree that the Definitive Agreement will include a requirement for Polestar to cover the running fixed costs related to the capacity share allocated to Polestar of total plant capacity for any unused or cancelled capacity if there is no formal decision made by Volvo Cars SVP Industrial Operations & Quality to use the capacity for Volvo Cars after making reasonable efforts to make use of the invested capacity.

3.3	Payment terms

3.3.1

All amounts and payments referred to in this Agreement are exclusive of VAT, and any other taxes will be charged in accordance with applicable laws. The amounts to be paid in the transaction currency the investment was originally made.

3.3.2

In the event that Polestar should pay Volvo Cars a lump-sum according to Section 3.2, 4.3 or 4.4, Volvo Cars will invoice Polestar once Volvo Cars has, after prior consultation with Polestar, concluded the amount payable. All amounts invoiced by Volvo Cars to Polestar shall be paid by Polestar within forty-five (45) days after receipt of such invoice.

3.3.3

With respect to any payment made later than the due date, such will automatically be subject to interest for late payments for each day it is not paid. The interest rate to be applied under this Agreement shall be based on the one (1) month applicable interbank rate, with an addition of two per cent (2%) per annum.

Agreement No.: PS21-016

4.	TERM AND TERMINATION

4.1

This Agreement shall become effective when signed by duly authorized signatories of each Party and shall, unless terminated in accordance with Sections 4.2-4.4 below, remain in force until the Definitive Agreement is signed. It is acknowledged that the Parties aim to include in the Definitive Agreement, as the case may be, provisions (i) covering the subject matter of this Agreement, and (ii) stating that said agreements will, upon execution, replace and supersede this Agreement, except for any provisions in this Agreement which the Parties agree shall remain in force.

4.2

The undertakings under Section 3.2.1 are subject to relevant Board approvals within the respective Party’s group of companies. If such approvals have not been received by Polestar latest by [***] and by Volvo Cars latest by [***], this Agreement shall terminate automatically without any rights, obligations or liability remaining between the Parties.

4.3	Either Party shall be entitled to terminate this Agreement with immediate effect in the event:

(a)

the other Party commits a material breach (as specified in Section 4.5 below) of the terms of this Agreement, which has not been remedied within sixty (60) days from written notice from the other Party to remedy such breach (if capable of being remedied); or

(b)

the other Party should become insolvent or enter into negotiations on composition with its creditors or a petition in bankruptcy should be filed by it or it should make an assignment for the benefit of its creditors.

4.4

Polestar has the right to terminate this Agreement for convenience upon 60 days written notice to Volvo Cars. In the event that Polestar exercises this termination right, Polestar shall reimburse Volvo Cars for the Polestar committed undertakings according to Section 3.2.1 to the extent such undertakings are not possible to mitigate. Polestar bears the burden of proof for any alleged possible mitigation. Any circumstance which would release Polestar from such payment obligation would have to be expressly specified in writing in this Agreement. For the avoidance of doubt, this Section 4.4 shall not apply if Polestar terminates this Agreement in accordance with Section 3 above.

4.5

In the event that Volvo Cars terminates this Agreement in accordance with Section 4.3(a), Polestar shall, in addition to other remedies available to Volvo Cars, reimburse Volvo Cars for the Polestar committed investments and Launch Cost according to Section 3.2.1 to the extent such undertakings are not possible to mitigate by Volvo Cars. Polestar bears the burden of proof for any alleged possible mitigation.

5.	CONFIDENTIAL INFORMATION

5.1

Either Party or its Affiliates (“Disclosing Party”) may disclose Confidential Information to the other Party or its Affiliates (“Receiving Party”) in connection with this Agreement. All Confidential Information shall only be used for the purposes set forth in this Agreement.

“Confidential Information” means any and all information regarding the Parties and their respective businesses, whether commercial or technical, in whatever form or media, including but not limited to information relating to Intellectual Property Rights, concepts, technologies, processes, commercial figures, techniques, strategic plans and budgets, investments, customers and sales, designs, graphics, CAD models, CAE data, statement of works (including engineering statement of works and any high-level project plan), targets, test plans/reports, technical performance data and engineering sign-off documents and other information of a sensitive nature, that a Party learns from or about the other Party prior to or after the execution of this Agreement.

Agreement No.: PS21-016

5.2

Each Party will keep in confidence any Confidential Information obtained in relation to this Agreement and will not divulge the same to any third party, unless the exceptions specifically set forth below in this Section 5.2 below apply, in order to obtain patent protection or when approved by the other Party in writing, and with the exception of their own officers, employees, consultants or sub-contractors with a need to know as to enable such personnel to perform their duties hereunder. This provision will not apply to Confidential Information which the Receiving Party can demonstrate:

(a)	was in the public domain other than by breach of this undertaking, or by another confidentiality undertaking;

(b)	was already in the possession of the Receiving Party before its receipt from the Disclosing Party;

(c)	is obtained from a third party who is free to divulge the same;

(d)	is required to be disclosed by mandatory law, court order, lawful government action or applicable stock exchange regulations; or

(e)	is developed or created by one Party independently of the other, without any part thereof having been developed or created with assistance or information received from the other Party.

5.3

The Receiving Party shall protect the disclosed Confidential Information by using the same degree of care, but no less than a reasonable degree of care, to prevent the dissemination to third parties or publication of the Confidential Information, as the Receiving Party uses to protect its own Confidential Information of similar nature. Further, each Party shall ensure that its employees and consultants are bound by a similar duty of confidentiality and that any subcontractors taking part in the fulfilment of that Party’s obligations hereunder, enters into a confidentiality undertaking containing in essence similar provisions as those set forth in this Section.

5.4

If any Party violates any of its obligations described in this Section, the violating Party shall, upon notification from the other Party, (i) immediately cease to proceed such harmful violation and take all actions needed to rectify said behaviour and (ii) financially compensate for the harm suffered as determined by an arbitral tribunal pursuant to below. All legal remedies (compensatory but not punitive in nature) according to law shall apply.

5.5	This Section shall survive the expiration or termination of this Agreement without limitation in time.

6.	MISCELLANEOUS

6.1	Force majeure

6.1.1

Neither Party shall be liable for any failure or delay in performing its obligations under this Agreement to the extent that such failure or delay is caused by a Force Majeure Event. A “Force Majeure Event” means any event beyond a Party’s reasonable control, which by its nature could not have been foreseen, or, if it could have been foreseen, was unavoidable, including but not limited to strikes (whether involving its own workforce or a third party’s),

Agreement No.: PS21-016

failure of general energy sources delivering energy to the plant, restrictions concerning motive force, acts of God, war, terrorism, insurgencies and riots, civil commotion, mobilization or extensive call ups, interference by civil or military authorities, national or international calamity, currency restrictions, requisitions, confiscation, armed conflict, malicious damage, nuclear, chemical or biological contamination, sonic boom, explosions, collapse of building structures, fires, floods, storms, stroke of lightning, earthquakes, loss at sea, epidemics or similar events, natural disasters or extreme adverse weather conditions.

6.1.2

A non-performing Party, which claims there is a Force Majeure Event, and cannot perform its obligations under this Agreement as a consequence thereof, shall use all commercially reasonable efforts to continue to perform or to mitigate the impact of its non-performance notwithstanding the Force Majeure Event and shall continue the performance of its obligations as soon as the Force Majeure Event ceases to exist.

6.2	Notices

6.2.1

All notices, demands, requests and other communications to any Party as set forth in, or in any way relating to the subject matter of, this Agreement must be in legible writing in the English language delivered by personal delivery, email transmission or prepaid overnight courier using an internationally recognized courier service and shall be effective upon receipt, which shall be deemed to have occurred:

(a)	in case of personal delivery, at the time and on the date of personal delivery;

(b)	if sent by or email transmission at the time and date indicated on a response confirming such successful email transmission;

(c)	if delivered by courier, at the time and on the date of delivery as confirmed in the records of such courier service; or

(d)	at such time and date as delivery by personal delivery or courier is refused by the addressee upon presentation;

in each case provided that if such receipt occurred on a non-business day, then notice shall be deemed to have been received on the next following business day; and provided further that where any notice, demand, request or other communication is provided by any party by email, such party shall also provide a copy of such notice, demand, request or other communication by using one of the other methods.

6.2.2	All such notices, demands, requests and other communications shall be sent to following addresses:

To Volvo Cars:	Attention: [***]
Email: [***]

With a copy not constituting notice to:

Volvo Car Corporation
General Counsel
50090 Group Legal and Corporate Governance
SE-405 31 Gothenburg, SWEDEN
Telephone: +46 31 590000
Email: legal@volvocars.com

Agreement No.: PS21-016

To Polestar:	Attention: [***]
Email: [***]

With a copy not constituting notice to:

Polestar Performance AB
Legal Department
Assar Gabrielssons Väg 9
SE-405 31 Gothenburg, SWEDEN
Email: legal@polestar.com

6.3	Assignment

Neither Party may, wholly or partly, assign, pledge or otherwise dispose of its rights and/or obligations under this Agreement without the other Party’s prior written consent, not to be unreasonably withheld.

6.4	Waiver

Neither Party shall be deprived of any right under this Agreement because of its failure to exercise any right under this Agreement or failure to notify the infringing party of a breach in connection with the Agreement. Notwithstanding the foregoing, rules on complaints and limitation periods shall apply.

6.5	Severability

In the event any provision of this Agreement is wholly or partly invalid, the validity of the Agreement as a whole shall not be affected and the remaining provisions of the Agreement shall remain valid. To the extent that such invalidity materially affects a Party’s benefit from, or performance under, the Agreement, it shall be reasonably amended.

6.6	Entire agreement

All arrangements, commitments and undertakings in connection with the subject matter of this Agreement (whether written or oral) made before the date of this Agreement are superseded by this Agreement.

6.7	Amendments

Any amendment or addition to this Agreement must be made in writing and signed by the Parties to be valid.

6.8	Survival

If this Agreement is terminated or expires pursuant to Section 4 above, Section 5 (Confidential Information), Section 7 (Governing Law), Section 8 (Dispute Resolution) as well as this Section 6.8, shall survive any termination or expiration and remain in force as between the Parties after such termination or expiration.

7.	GOVERNING LAW

This Agreement and all non-contractual obligations in connection with this Agreement shall be governed by the substantive laws of Sweden.Dispute resolution

Agreement No.: PS21-016

8.	DISPUTE RESOLUTION

8.1	Escalation principles

8.1.1

In case the Parties cannot agree on a joint solution for handling disagreements or disputes, a deadlock situation shall be deemed to have occurred and each Party shall notify the other Party hereof by the means of a deadlock notice and simultaneously send a copy of the notice to the “Steering Committee”, which regarding the cooperation between the Parties is the so called Volvo Polestar IO&Q Steering Committee. Upon the receipt of such a deadlock notice, the receiving Party shall within ten days of receipt, prepare and circulate to the other Party a statement setting out its position on the matter in dispute and reasons for adopting such position, and simultaneously send a copy of its statement to the Steering Committee. Each such statement shall be considered by the next regular meeting held by the Steering Committee or in a forum meeting specifically called upon by either Party for the settlement of the issue.

8.1.2

The members of the Steering Committee shall use reasonable endeavours to resolve a deadlock situation in good faith. As part thereof, the Steering Committee may request the Parties to in good faith develop and agree on a plan to resolve or address the breach, to be presented for the Steering Committee without undue delay. If the Steering Committee agrees upon a resolution or disposition of the matter, the Parties shall agree in writing on terms of such resolution or disposition and the Parties shall procure that such resolution or disposition is folly and promptly carried into effect.

8.1.3

If the Steering Committee cannot settle the deadlock within 30 days from the deadlock notice pursuant to the section above, despite using reasonable endeavours to do so, such deadlock will be referred to the Strategic Board for decision. Strategic Board means the so- called Volvo Polestar Executive Alignment Meeting. The Strategic Board shall be the highest level of governance forum established by the Parties for handling the cooperation between them in respect of various matters. Should the matter not have been resolved by the Strategic Board within 30 days counting from when the matter was referred to them, despite using reasonable endeavours to do so, the matter shall beresolved in accordance with Section 8.2 below.

8.1.4

All notices and communications exchanged in the course of a deadlock resolution proceeding shall be considered Confidential Information of each Party and be subject to the confidentiality undertaking in Section 5 above.

8.1.5

Notwithstanding the above, the Parties agree that either Party may disregard the time frames set forth in this Section 8 and apply shorter time frames and/or escalate an issue directly to the Strategic Board in the event the escalated issue is of an urgent character and where the applicable time frames set out above are not appropriate.

8.2	Arbitration

8.2.1

Any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity thereof shall be finally settled by arbitration in accordance with the Arbitration Rules of the Arbitration Institute of the Stockholm Chamber of Commerce, whereas the seat of arbitration shall be Gothenburg, Sweden, the language to be used in the arbitral proceedings shall be English, and the arbitral tribunal shall be composed of three arbitrators.

Agreement No.: PS21-016

8.2.2

Irrespective of any discussions or disputes between the Parties, each Party shall always continue to fulfil its undertakings under this Agreement unless an arbitral tribunal or court (as the case may be) decides otherwise.

8.2.3

In any arbitration proceeding, any legal proceeding to enforce any arbitration award, or any other legal proceedings between the Parties relating to this Agreement, each Party expressly waives the defence of sovereign immunity and any other defence based on the fact or allegation that it is an agency or instrumentality of a sovereign state. Such waiver includes a waiver of any defence of sovereign immunity in respect of enforcement of arbitral awards and/or sovereign immunity from execution over any of its assets.

8.2.4	All arbitral proceedings as well as any and all information, documentation and materials in any form disclosed in the proceedings shall be strictly confidential.

Agreement No.: PS21-016

This Agreement has been signed in two (2) originals, of which the parties have received one (1) each.

Volvo Car Corporation	Polestar Performance AB

Place: Göteborg Date: 25 March 2021	Place: Göteborg Date: 2021-03-23

/s/ Maria Hemberg	/s/ Dennis Nobelius
Name: Maria Hemberg	Name: Dennis Nobelius
Title: General Counsel	Title: COO

Place: Göteborg	Place: Göteborg
Date: 25 March 2021	Date: 2021-03-23

/s/ Carla DeGeyseleer	/s/ Ian Zhang
Name: Carla DeGeyseleer	Name: Ian Zhang
Title: CFO	Title: CFO

Agreement No.: PS21-016

Appendix 1

Polestar will be allocated the volumes Polestar is requesting, according to below volumes. The total capacity of [***], which is allocated per year and model as per below:

[***]